NEWS RELEASE

For Release:	Immediate

Contact:	Timothy McGarrity, Investor Relations - (215) 761-6130
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

Strong Earnings Growth Driven by Health Care Results

Restates Financial Results for Stock Option Accounting Charges
Including Early Adoption of New Stock Option Expensing Standard1

PHILADELPHIA, February 9, 2005 -- CIGNA Corporation (NYSE: CI) today reported net income of $558 million, or $4.16 per share2, for the fourth quarter of 2004 compared with net income of $281 million1, or $2.00 per share1, for the same period last year. The increase primarily reflects higher Health Care segment earnings and accelerated gain recognition on the sale of the retirement benefits business.

For full year 2004, net income was $1.44 billion1, or $10.43 per share1, compared with net income of $632 million1, or $4.50 per share1, in 2003.

CIGNA's income from continuing operations before realized investment results and special items3 was $323 million1, or $2.41 per share1, for the fourth quarter of 2004 versus $224 million1, or $1.59 per share1, for the same period last year. The increase primarily reflects higher earnings in the Health Care segment.

For full year 2004, income from continuing operations before realized investment results and special items was $1.04 billion1, or $7.55 per share1, versus $764 million1, or $5.44 per share1, for 2003.

"CIGNA’s strong fourth quarter and full year 2004 results demonstrate continuing improvement in the fundamentals of our Health Care business and ongoing profitable growth in our Disability and Life and International businesses. Our Health Care operations are delivering high-quality clinical results to our members while helping employers to very effectively manage their health care costs," said H. Edward Hanway, CIGNA’s chairman and chief executive officer. "In 2005, we will continue to differentiate ourselves as a leader in medical management, clinical quality, and product innovation."

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of income from continuing operations before realized investment results and special items to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	Dec. 31, 2004	Dec. 31, 2003	Sept. 30, 2004
Income from continuing operations before realized investment results and special items	$323	$224	$230
Realized investment gains, net	70	15	8
Special items,[4] net	165	42	70
Net income	$558	$281	$308
Income from continuing operations before realized investment results and special items, per share	$2.41	$1.59	$1.69
Net income per share	$4.16	$2.00	$2.26

•
The after-tax impact of stock option expensing under Statement of Financial Accounting Standards (SFAS) No. 123R (see discussion below under Stock Option Accounting) included in income from continuing operations before realized investment results and special items, was $9 million for the three months ending December 31, 2004, $9 million for the three months ending December 31, 2003, and $12 million for the three months ending September 30, 2004.

•	Consolidated revenues were $4.3 billion for the fourth quarter of 2004 and $4.5 billion for the fourth quarter of 2003.

•
Health care medical claims payable[5] were $1.1 billion at December 31, 2004, $1.2 billion at September 30, 2004 and $1.5 billion at December 31, 2003. The decline in health care medical claims payable reflects the impact of favorable prior year claim development and lower membership.

•
The company repurchased on the open market approximately 2.7 million shares of its stock for $196 million during the fourth quarter of 2004 and approximately 590,000 shares for $48 million in January 2005. On February 1, 2005, CIGNA's Board of Directors increased the company’s stock repurchase authority by $500 million. The company has approximately $830 million of remaining stock repurchase authority.

•	Cash and short-term investments at the parent company group were approximately $1.5 billion at both December 31, 2004 and September 30, 2004.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are income from continuing operations before realized investment results and special items, as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment primarily includes medical products provided on full risk, retrospectively experience-rated and service-only funding bases, and specialty health care products, including behavioral, dental and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2004	2003	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$230	$150	53%	$206	12%
Premiums and Fees	$2,609	$2,958	(12)%	$2,779	(6)%
Segment Margin, After-Tax[6]	7.8%	4.6%	320 bps	6.6%	120 bps

Total Medical Membership	9,701	11,535	(16)%	9,913	(2)%

•	The year-over-year increase in adjusted segment earnings primarily reflects improved medical management and underwriting results, partially offset by the effects of lower membership.

•	The year-over-year decline in total Health Care segment premiums and fees is primarily due to the effect of lower membership, reflecting the impact of case cancellations and lower sales.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2004	2003	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$54	$39	38%	$41	32%
Premiums and Fees	$498	$513	(3)%	$479	4%
Segment Margin, After-Tax[6]	8.8%	6.2%	260 bps	6.9%	190 bps

•	The increase in adjusted segment earnings primarily reflects favorable mortality in the group life insurance business and solid underwriting results.

•	Premiums and fees reflect continued solid sales results and strong customer persistency.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in selected international markets.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2004	2003	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$18	$14	29%	$23	(22)%
Premiums and Fees	$281	$219	28%	$254	11%
Segment Margin, After-Tax	6.0%	6.1%	(10) bps	8.6%	(260) bps

•	The year-over-year increase in adjusted segment earnings primarily reflects earnings growth in the expatriate benefits business and in the life, accident and health insurance business.

•	The increase in premiums and fees over the fourth quarter 2003 primarily reflects growth in the life, accident and health insurance business and in the expatriate benefits business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr.	Fourth Qtr.		Third Qtr.
	2004	2003	Change	2004	Change
Run-off Retirement	$11	$42	(74)%	$20	(45)%
Run-off Reinsurance	$(38)	$(18)	(111)%	$(54)	30%
Other Operations	$71	$28	154%	$23	209%
Corporate	$(23)	$(31)	26%	$(29)	21%

•
The year-over-year decline in adjusted Run-off Retirement results is due to the sale of the retirement benefits business on April 1, 2004. Fourth quarter 2004 results reflect amortization of the deferred gain on the sale of this business.

•	The year-over-year decline in adjusted Run-off Reinsurance results primarily reflects an increase in the allowance for uncollectible reinsurance.

•	The year-over-year increase in adjusted Other Operations results reflects the favorable impact of reserve changes for leveraged corporate-owned life insurance (COLI) products.

•	The Corporate results include stock option expense in accordance with SFAS No. 123R as described below.

STOCK OPTION ACCOUNTING

CIGNA elected to adopt in the fourth quarter of 2004 fair value accounting for its stock options in accordance with SFAS No. 123 (as revised in 2004 and referred to as “SFAS No. 123R”), and to restate prior periods. SFAS No. 123R generally eliminates variable accounting and requires companies to recognize in the income statement over the vesting period of the options an estimate of expense based on the fair value of those options, typically as of the date of grant.

CIGNA previously accounted for stock option grants as fixed awards under Accounting Principles Board (APB) No. 25 and disclosed in the footnotes to the financial statements the expense based on the fair value of stock options pursuant to SFAS No. 123. While reviewing changes to its equity compensation plans and during the normal year end closing process, the company determined that certain stock option grants under these plans required variable rather than fixed accounting treatment under APB No. 25. Variable accounting should have been used instead because participants were permitted to elect to pay the option exercise price using restricted stock. As a result, the company has restated its financial results and will file amended SEC filings, as described in Exhibit 3.

Neither the adoption of fair value accounting nor the restatement for variable accounting has any impact on the company’s net cash flow or liquidity. The impact of the changes in accounting for stock options is set forth in Exhibit 3.

OUTLOOK

•
Including stock option expense under SFAS No. 123R, CIGNA currently estimates full year 2005 consolidated income from continuing operations before realized investment results and special items[3,7] to be in the range of $745 million to $815 million, or $5.55 to $6.05 per share, including $520 million to $580 million for the Health Care segment. The full year 2005 after-tax impact of expensing stock options under SFAS No. 123R is expected to be approximately $20 million to $25 million and is expected to be reported in Corporate.

•
Including stock option expense under SFAS No. 123R, CIGNA currently estimates first quarter 2005 consolidated income from continuing operations before realized investment results and special items[3,7] to be in the range of $180 million to $210 million, or $1.35 to $1.55 per share, including $130 million to $150 million for the Health Care segment. The first quarter 2005 after-tax impact of expensing stock options is expected to be approximately $7 million to $8 million.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the earnings outlook on CIGNA's fourth quarter 2004 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review fourth quarter 2004 results and provide full year and first quarter 2005 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.
In the fourth quarter of 2004, CIGNA adopted the fair value method of accounting for stock-based compensation. Implementation of Statement of Financial Accounting Standards No. 123, as revised in 2004 (SFAS No. 123R), allows for the retroactive application of fair value stock option expensing to all periods. As such, prior period information as presented in this press release is restated as if CIGNA expensed the fair value of stock options.

2.	Earnings per share (EPS) are on a diluted basis.

3.
Income from continuing operations before realized investment results and special items, which are identified and quantified in Note 4, is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and income from continuing operations. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of fourth quarter and full year 2004 and 2003 GAAP income from continuing operations to income from continuing operations before realized investment results and special items.

4.
The special items included in net income and income from continuing operations, but excluded from income from continuing operations before realized investment results and special items, adjusted segment earnings and the calculation of segment margins are:

Fourth Quarter 2004
•	After-tax gain of $141 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.
•	After-tax benefit of $28 million related to a federal income tax recovery.
•
After-tax net charge of $16 million related to derivative accounting and the transfer of separate account liabilities associated with the modified coinsurance arrangements resulting from the sale of the retirement benefits business.

•	After-tax gain of $12 million related to the sale of the TimesSquare Capital Management business.

Fourth Quarter 2003
•	After-tax benefit of $33 million related to a reduction in the allowance against amounts recoverable from experience-rated pension policyholders.
•
After-tax benefit of $9 million reflecting a reduction in costs associated with the 2002 and 2001 health care restructuring programs (including gains on other postretirement benefits). The benefit reflected lower severance costs due to higher attrition and lower real estate costs due to sub-leasing activity.

Third Quarter 2004
•	After-tax gain of $79 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.
•
After-tax charge of $9 million related to derivative accounting associated with the modified coinsurance arrangements resulting from the sale of the retirement benefits business. As a result of these arrangements, CIGNA has embedded derivatives that transfer to the buyer certain unrealized changes in fair value due to interest rate and credit risks associated with the assets subject to the modified coinsurance arrangements.

5.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.6 billion as of December 31, 2004, $2.2 billion as of December 31, 2003, and $1.7 billion as of September 30, 2004. These amounts for all periods presented reflect certain reclassifications between other liability accounts to more appropriately capture total Health Care segment medical claims payable.

6.
Segment margins in this press release are calculated by dividing adjusted segment earnings (income from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 7.8%, 4.8%, and 6.6% for the three months ended December 31, 2004, December 31, 2003, and September 30, 2004, respectively.

7.
Information is not available for management to reasonably estimate future net income or income from continuing operations at this time. First quarter and full year 2005 net income and income from continuing operations will include realized investment results, which are not predictable, and special items. Potential special items for 2005 could include:

•	additional accelerated recognition of the deferred gain on the sale of the retirement benefits business; and
•	restructuring charges in 2005, not expected to exceed $50 million after-tax in aggregate.

Other than these items, information is not available for management to reasonably estimate 2005 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company's earnings estimates for the full year and first quarter of 2005. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that health care membership does not stabilize and begin to grow, resulting in significantly greater than expected reductions in medical membership;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal income tax laws; and
17.
risk factors detailed in CIGNA's Form 10-K for the fiscal year ended December 31, 2003 and Form 10-Q for the fiscal quarter ended September 30, 2004, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

Exhibit 1

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003 *	2004 *	2003 *

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,482	$3,827	$14,236	$15,460
Net investment income	345	645	1,643	2,594
Other revenues (1)	439	5	1,774	603
Realized investment gains	76	24	523	151
Total	$4,342	$4,501	$18,176	$18,808

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
REALIZED INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (2)
Health Care	$230	$150	$791	$451
Disability and Life	54	39	183	154
International	18	14	76	50
Run-off Retirement	11	42	98	189
Run-off Reinsurance	(38)	(18)	(115)	(73)
Other Operations	71	28	130	111
Corporate	(23)	(31)	(122)	(118)

Total	$323	$224	$1,041	$764

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care	$236	$167	$778	$473
Disability and Life	70	37	202	194
International	18	14	77	60
Run-off Retirement	164	92	578	254
Run-off Reinsurance	(33)	(18)	(110)	(346)
Other Operations	98	20	166	76
Corporate	5	(31)	(114)	(127)
Total	$558	$281	$1,577	$584

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains and special items	$2.41	$1.59	$7.55	$5.44

Realized investment gains, net of taxes	0.52	0.11	2.62	0.70
Special items, after-tax	1.23	0.30	1.27	(1.98)

Income from continuing operations	4.16	2.00	11.44	4.16

Income from discontinued operations	-	-	-	0.34

Income before cumulative effect of accounting change	4.16	2.00	11.44	4.50
Cumulative effect of accounting change, net of taxes	-	-	(1.01)	-
Net income	$4.16	$2.00	$10.43	$4.50
Weighted average shares (in thousands)	133,980	140,783	137,884	140,410

SHAREHOLDERS' EQUITY at December 31:			$5,203	$4,607

SHAREHOLDERS' EQUITY PER SHARE at December 31:			$39.41	$32.77

* Prior period results (three and twelve months ended December 31, 2003; nine months ended September 30, 2004) have been restated to reflect the expensing of stock options under variable accounting and the implementation of SFAS No. 123R. The impact of this change is reflected in Corporate.

(1) Includes the following items:
- Pre-tax losses from certain derivatives recorded in run-off reinsurance operations ($138 million for the fourth quarter 2004, $165 million for the year ended December 31, 2004, $224 million for the fourth quarter 2003 and $550 million for the year ended December 31, 2003). CIGNA recorded corresponding offsets in benefits, losses and settlement expenses to adjust liabilities for certain specialty life reinsurance contracts.
-Experience-rated pension trading portfolio gains recorded in run-off retirement operations prior to sale ($165 million for the year ended December 31, 2004). These results are offset by amounts included in benefits, losses and settlement expenses.
-Pre-tax accelerated amortization ($216 million for the fourth quarter and $342 million for the year ended December 31,2004) of deferred gain on sale of retirement benefits business.

(2) See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

Exhibit 2
CIGNA Corporation
Supplemental Financial Information
Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items
(Dollars in millions, except per share amounts)
			Disability				Run-off		Run-off
	Health Care		& Life		International		Retirement		Reinsurance
Three Months Ended December 31,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations **	$236	$167	$70	$37	$18	$14	$164	$92	$(33)	$(18)

Realized investment results, net of taxes	(6)	(8)	(16)	2	-	-	(28)	(17)	(5)	-

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(141)	-	-	-
Federal income tax recovery	-	-	-	-	-	-	-	-	-	-
TimesSquare gain on sale	-	-	-	-	-	-	-	-	-	-
Amounts associated with modified coinsurance arrangement	-	-	-	-	-	-	16	-	-	-
Restructuring items, net	-	(9)	-	-	-	-	-	-	-	-
Health care provider litigation	-	-	-	-	-	-	-	-	-	-
Reduction in allowance against
recoverable from pension policyholders	-	-	-	-	-	-	-	(33)	-	-

Income (loss) from continuing operations
before realized investment gains (losses) and special items	$230	$150	$54	$39	$18	$14	$11	$42	$(38)	$(18)

	Other						Diluted Earnings
	Operations		Corporate *		Consolidated *		Per Share *
Three Months Ended December 31,	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations **	$98	$20	$5	$(31)	$558	$281	$4.16	$2.00

Realized investment results, net of taxes	(15)	8	-	-	(70)	(15)	(0.52)	(0.11)

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(141)	-	(1.05)	-
Federal income tax recovery	-	-	(28)	-	(28)	-	(0.21)	-
TimesSquare gain on sale	(12)	-	-	-	(12)	-	(0.09)	-
Amounts associated with modified coinsurance arrangement	-	-	-	-	16	-	0.12	-
Restructuring items, net	-	-	-	-	-	(9)	-	(0.06)
Health care provider litigation	-	-	-	-	-	-	-	-
Reduction in allowance against
recoverable from pension policyholders	-	-	-	-	-	(33)	-	(0.24)

Income (loss) from continuing operations
before realized investment gains (losses) and special items	$71	$28	$(23)	$(31)	$323	$224	$2.41	$1.59

			Disability				Run-off		Run-off
	Health Care		& Life		International		Retirement		Reinsurance
Year Ended December 31,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations **	$778	$473	$202	$194	$77	$60	$578	$254	$(110)	$(346)

Realized investment results, net of taxes	(15)	(44)	(20)	(39)	(1)	(5)	(296)	(32)	(5)	(13)

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	-	-	(220)	-	-	-
Federal income tax recovery	-	-	-	-	-	-	-	-	-	-
TimesSquare gain on sale	-	-	-	-	-	-	-	-	-	-
Restructuring items, net	28	(25)	1	(1)	-	-	-	-	-	-
Amounts associated with modified coinsurance arrangement	-	-	-	-	-	-	25	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	11	-	-	-
Charge for guaranteed minimum death benefit contracts	-	-	-	-	-	-	-	-	-	286
Health care provider litigation	-	37	-	-	-	-	-	-	-	-
Reduction in allowance against
recoverable from pension policyholders	-	-	-	-	-	-	-	(33)	-	-
Intangible asset write-off for provider contracts	-	10	-	-	-	-	-	-	-	-
Gain on sale of Japanese pension operation	-	-	-	-	-	(5)	-	-	-	-

Income (loss) from continuing operations
before realized investment gains (losses) and special items	$791	$451	$183	$154	$76	$50	$98	$189	$(115)	$(73)

	Other						Diluted Earnings
	Operations		Corporate *		Consolidated *		Per Share *
Year Ended December 31,	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations **	$166	$76	$(114)	$(127)	$1,577	$584	$11.44	$4.16

Realized investment results, net of taxes	(24)	35	-	-	(361)	(98)	(2.62)	(0.70)

Special items, after-tax:
Accelerated recognition of deferred gain on
sale of retirement benefits business	-	-	-	-	(220)	-	(1.60)	-
Federal income tax recovery	-	-	(28)	-	(28)	-	(0.20)	-
TimesSquare gain on sale	(12)	-	-	-	(12)	-	(0.09)	-
Restructuring items, net	-	-	20	9	49	(17)	0.36	(0.12)
Amounts associated with modified coinsurance arrangement	-	-	-	-	25	-	0.18	-
Charge for SOP 03-01	-	-	-	-	11	-	0.08	-
Charge for guaranteed minimum death benefit contracts	-	-	-	-	-	286	-	2.04
Health care provider litigation	-	-	-	-	-	37	-	0.26
Reduction in allowance against
recoverable from pension policyholders	-	-	-	-	-	(33)	-	(0.24)
Intangible asset write-off for provider contracts	-	-	-	-	-	10	-	0.07
Gain on sale of Japanese pension operation	-	-	-	-	-	(5)	-	(0.03)

Income (loss) from continuing operations
before realized investment gains (losses) and special items	$130	$111	$(122)	$(118)	$1,041	$764	$7.55	$5.44

* Prior period results (three and twelve months ended December 31, 2003; nine months ended September 2004) have been restated to reflect the expensing of stock options resulting from the implementation of SFAS No. 123R.
** Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).

Exhibit 3

CIGNA Corporation
Stock Option Accounting
(Dollars in millions, except per share amounts)

The following table presents financial information for the nine months ending September 30, 2004, full year 2003, and full year 2002 as initially reported, as restated for variable accounting, and as restated for the implementation of SFAS No. 123R. Later this month, CIGNA will file Form 10-K/A for the fiscal year ended December 31, 2003 and Form 10-Q/A for the first, second and third quarters of 2004 for the restatement for variable accounting.

	Results as Initially Reported	Results as Restated for Variable Accounting (APB No. 25)	Results as Restated for SFAS No. 123R
Net Income:
Nine Months Ending Sept. 30, 2004	$913	$878	$880
Full Year 2003	$668	$650	$632
Full Year 2002	$(398)	$(355)	$(447)

Net Income Per Share:
Nine Months Ending Sept. 30, 2004	$6.55	$6.30	$6.32
Full Year 2003	$4.75	$4.62	$4.50
Full Year 2002	$(2.83)	$(2.53)	$(3.18)

Income from Continuing Operations before Realized Investment Results and Special Items:
Nine Months Ending Sept. 30, 2004	$751	$716	$718
Full Year 2003	$800	$782	$764
Full Year 2002	$935	$978	$886

Income from Continuing Operations before Realized Investment Results and Special Items Per Share:
Nine Months Ending Sept. 30, 2004	$5.39	$5.14	$5.16
Full Year 2003	$5.69	$5.56	$5.44
Full Year 2002	$6.65	$6.96	$6.31